Exhibit 99

Contact:	William C. Roberts Director, Corporate Communications ViroPharma Incorporated Phone (610) 321-6288

VIROPHARMA MAINTAINS NASDAQ NATIONAL MARKET LISTING

-Company Receives Notification of Full Compliance With

Nasdaq Listing Requirements -

EXTON, Pa., September 15, 2004 — ViroPharma Incorporated (Nasdaq: VPHM) today announced that it was notified on September 14, 2004 that it has evidenced compliance with all requirements for continued listing on the Nasdaq National Market.

Nasdaq requires companies listed on its National Market to maintain a market value of their listed securities at or above $50 million for a minimum of ten consecutive business days. As of September 13, 2004, ViroPharma evidenced a market value of its listed securities of at least $50 million for 16 consecutive days, as well as compliance with all other requirements for continued listing on the Nasdaq National Market.

ViroPharma Incorporated is committed to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma is currently focused on drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV).

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